Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
Analog Devices, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	4.250% Senior Notes Due 2028	457(r)	$850,000,000	99.892%	$849,082,000	0.00015310	$129,994.45

Fees to Be Paid	Debt	4.500% Senior Notes Due 2030	457(r)	$650,000,000	99.912%	$649,428,000	0.00015310	$99,427.43

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$1,498,510,000		$229,421.88

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$229,421.88

(1)
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), Analog Devices, Inc. (the “Company”) deferred payment of registration fees for the Registration Statement on Form
S-3
(File
No. 333-281670),
filed with the Securities and Exchange Commission (the “Commission”) on August 21, 2024. This filing fee exhibit is in connection with a final prospectus supplement (the “prospectus supplement”) dated June 12, 2025, filed by the Company with the Commission pursuant to Rule 424(b) of the Securities Act for the related offering.